Exhibit 8.2

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

June 3, 2016

EMC Corporation

176 South Street

Hopkinton, MA 01748

RE:	Agreement and Plan of Merger, dated as of October 12, 2015

Ladies and Gentlemen:

We have acted as counsel to EMC Corporation, a Massachusetts corporation (“EMC”), in connection with the Agreement and Plan of Merger dated as of October 12, 2015, by and among Denali Holding Inc., a Delaware corporation (“Denali”), Dell Inc., a Delaware corporation (“Dell”), Universal Acquisition Co., a Delaware corporation and direct wholly owned subsidiary of Denali (“Merger Sub”), and EMC (as amended on May 16, 2016, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into EMC, with EMC surviving the merger as a direct wholly owned subsidiary of Denali (the “Merger”). At your request, and in connection with the registration statement on Form S-4 filed with the Securities and Exchange Commission on December 14, 2015 (File No. 333-208524) as amended or supplemented through the date hereof (the “Registration Statement”), we are rendering our opinion (the “Opinion”) as to certain U.S. federal income tax consequences of the Merger. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In preparing the Opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Merger Agreement and (iii) such other documents and information as we have deemed necessary or appropriate to render the Opinion. In addition, we have relied upon the accuracy and completeness of certain statements and representations made by EMC, Denali, Silver Lake Partners III, L.P., a Delaware limited partnership, Silver Lake Partners IV, L.P., a Delaware limited partnership, and Michael S. Dell and Susan Lieberman Dell Separate Property Trust, including those set forth in letters dated as of the date hereof from an officer of each of EMC, Denali, Silver Lake Partners III, L.P., Silver Lake Partners IV, L.P. and Michael S. Dell and Susan Lieberman Dell Separate Property Trust (the “Representation Letters”). For purposes of rendering our Opinion, we have assumed that such statements and representations are true, correct and complete without regard to any qualification as to knowledge or belief. Our Opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants and representations set forth in the

EMC Corporation

June 3, 2016

documents referred to above and the statements and representations made by EMC, Denali, Silver Lake Partners III, L.P., Silver Lake Partners IV, L.P. and Michael S. Dell and Susan Lieberman Dell Separate Property Trust, including those set forth in the Representation Letters. For purposes of our Opinion, we have not independently verified all of the facts, representations and covenants set forth in the Representation Letters, the Registration Statement, or in any other document. We have consequently assumed that the information presented in the Representation Letters, the Registration Statement, and other documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our Opinion. We have also assumed that the Merger will be consummated in the manner contemplated by the Registration Statement and the Merger Agreement. We have assumed that the Representation Letters will be re-executed in substantially the same form by appropriate officers and that we will render our opinion pursuant to Section 6.03(c) of the Merger Agreement, each as of the Effective Time.

For purposes of our Opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed, or to be executed, we have assumed that the parties thereto had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder.

In rendering our Opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as they exist at the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which our Opinion is based could affect our conclusions herein. There can be no assurance, moreover, that our Opinion will be accepted by the IRS or, if challenged, by a court. In addition, any material changes to the documents referred to above could affect our conclusions herein.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, under current U.S. federal income tax law, (1) the Merger, taken together with related transactions, should qualify as an exchange described in Section 351 of the Code, and (2) the Class V Common Stock should be considered common stock of Denali for U.S. federal income tax purposes.

There are no Code provisions, U.S. federal income tax regulations, court decisions or published IRS rulings that directly address the characterization of stock with characteristics similar to the Class V Common Stock and the IRS will not issue advance rulings regarding such characterization. In the past, the IRS and prior presidential administrations have announced that they are studying the appropriate treatment of stock similar to the Class V Common Stock or have proposed changing the tax treatment of such stock. In the absence of tax authorities directly on point or an advance ruling from the IRS, the characterization of the Class V Common Stock and treatment of the Merger as an exchange described in Section 351 of the Code is not free from doubt and there can be no assurance that the IRS or a court would not take a contrary position to the opinions set forth herein.

EMC Corporation

June 3, 2016

Except as set forth above, we express no other opinion. This Opinion has been prepared solely in connection with the Merger and the Registration Statement and may not be relied upon for any other purpose without our prior written consent. This Opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation or assumption relied upon herein that becomes incorrect or untrue.

We consent to the use of our name in the Registration Statement and to the filing of this Opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP